Exhibit 10.47

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 22nd day of May, 2006, by and between SEATTLE GENETICS, INC., a Delaware corporation (“Company”), and Pamela A. Trail (“Executive”).

RECITALS:

A. The Company desires that Executive perform her services as Chief Scientific Officer of the Company, having been duly appointed to such position by the Board of Directors of the Company.

B. Executive desires to continue in such engagement.

C. This Agreement contains other provisions applicable to the employment of Executive by the Company.

In consideration of the above Recitals and the provisions of this Agreement, the Company and Executive agree as follows:

I. DUTIES

1.1 Title and Responsibilities. Executive shall serve as Chief Scientific Officer (“CSO”) of the Company, which title may be changed at any time in the sole discretion of the Company. Executive’s responsibilities and duties shall include those inherent in Executive’s position with the Company and shall further include such other managerial responsibilities and executive duties consistent with such position as may be assigned to Executive from time to time by the Chief Executive Officer of the Company. Executive shall devote her best efforts and full business time to the business and interests of the Company. During the term of Executive’s employment with the Company, Executive may serve on the board of directors of up to two (2) other companies, manage personal investments, and engage in civic and charitable activities, provided that such activities shall not represent a conflict of interest with the Company and do not materially detract from fulfilling Executive’s responsibilities and duties to the Company.

II. COMPENSATION

2.1 Base Salary. Executive shall be paid a base salary (“Base Salary”) by the Company during the term of Executive’s employment at the rate determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”), which is currently $280,000 per year. Executive’s Base Salary shall be reviewed annually by the Compensation Committee and evaluated based on performance and salary levels of other executives of comparable position within the industry and geographic location of the Company. Based upon such evaluation and review, Executive’s Base Salary may be adjusted from time to time as determined by the Compensation Committee in its sole discretion.

2.2 Bonus. In addition to her Base Salary, Executive shall receive a bonus of $35,000 payable upon commencement of her employment with the Company and a bonus of $20,000 payable upon the six (6) month anniversary of her commencement date with the Company (“Initial Bonus”). In addition, Executive will be eligible to receive an annual bonus (the “Annual Bonus”), currently targeted at thirty percent (30%) of Executive’s Base Salary, based upon performance criteria and financial and operational results of the Company as determined by the Compensation Committee pursuant to the Company’s 2006 Senior Executive Annual Bonus Plan.

2.3 Stock Options. Upon approval by the Compensation Committee, Executive will be granted an option to purchase 300,000 shares of Company common stock at an exercise price set at the closing sales price of the

Company’s common stock as of the date of grant. Executive may be eligible to receive grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Compensation Committee shall determine as of the date of any such grant and pursuant to the existing stock plan(s) of the Company.

2.4 Other Benefits.

(i) Executive shall be entitled to such employee benefits generally available to full-time salaried employees of the Company, including without limitation, health insurance, paid vacation of not less than four (4) weeks per year, retirement plans and other similar benefits; provided, that Company reserves the right to amend, modify, terminate or make any other changes in such benefits generally available to full-time salaried employees of the Company at any time in its sole discretion. In addition, Executive will be granted ten (10) days of accrued vacation upon commencement of her employment.

(ii) Executive shall receive the following benefits as part of her relocation: (a) up to $12,000 for the costs of temporary housing; (b) reimbursement of travel expenses for up to two (2) trips to Seattle, Washington; (c) reimbursement of travel expenses for one (1) house-hunting trip for Executive and her family for three (3) nights; (d) direct payment of moving expenses, including packing, loading and unloading, for the reasonable and normal household goods moved to Executive’s new residence located in Seattle or its surrounding areas from Executive’s current residence (provided, Company shall determine the moving company used to provide such moving services); (e) reimbursement of the reasonable and customary closing costs associated with the sale of Executive’s current residence (reasonable costs include standard real estate commissions for such area, appraisal fees, title fees, attorney’s fees for normal, uncontested sales and government recording and transfer charges); (f) a resettlement allowance of $50,000, less applicable taxes and withholding, payable during the first payroll processing period after commencement of employment; and (g) reimbursement of travel expenses for final trip for Executive and her family to Seattle, Washington. Unless otherwise specified above, reimbursement or payment of such benefits shall be made upon presentation of receipts for such costs except for closing costs which shall be reimbursed upon presentation of the closing documents for such sale detailing the costs to be reimbursed. The above benefits are available for a period of one (1) year from Executive’s date of hire with the Company. If Executive’s employment terminates by Voluntary Termination (as defined below) within one (1) year of Executive’s hire date, then Executive shall reimburse the Company for all expenses and costs set forth above in Section 2.4(ii) that have been paid by the Company.

(iii) The Company shall pay or reimburse Executive for all travel and entertainment expenses incurred by Executive in connection with Executive’s duties on behalf of the Company, subject to the reasonable approval of the Company. Executive shall only be entitled to reimbursement to the extent that Executive follows the reasonable procedures established by the Company for reimbursement of such expenses which will include, but will not be limited to, providing satisfactory evidence of such expenditures.

III. TERMINATION OF EMPLOYMENT

3.1 Termination of Employment and Severance Benefits.

(a) Termination of Employment. This Agreement may be terminated upon the occurrence of any of the following events:

(i) The Company’s determination in good faith that it is terminating Executive for Cause (as defined in Section 3.3 below) (“Termination for Cause”);

(ii) The Company’s determination that it is terminating Executive without Cause, which determination may be made by the Company at any time at the Company’s sole discretion, for any or no reason (“Termination Without Cause”);

(iii) The effective date of a written notice sent to the Company from Executive stating that Executive is electing to terminate her employment with the Company (“Voluntary Termination”);

(iv) A change in Executive’s status such that a Constructive Termination (as defined in Section 3.2(d) below) has occurred; or

(v) Following Executive’s death or Disability (as defined in Section 3.4 below).

3.2 Severance Benefits. Executive shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 3.2 and contingent upon resignation from all positions held by Executive and a full release and waiver of claims by Executive:

(a) Voluntary Termination. If Executive’s employment terminates by Voluntary Termination, then Executive shall not be entitled to receive payment of any severance benefits. Executive will receive payment(s) for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment and Executive’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(b) Involuntary Termination. If Executive’s employment is terminated under Section 3.1(a)(ii) (Termination Without Cause) or 3.1(a)(iv) (Constructive Termination) above (such termination, an “Involuntary Termination”), Executive will be entitled to receive payment of severance benefits equal to Executive’s regular monthly salary for twelve (12) months (the “Severance Period”). Such payments shall be made, at the Company’s option, in a lump sum within thirty (30) days after the effective date of termination, or ratably over the Severance Period according to the Company’s standard payroll schedule; provided, however, that such payment may not extend beyond two (2) months after the end of the calendar year in which the effective date of termination occurs. Executive will also be entitled to receive payment on the date of termination of any Initial Bonus which has been earned under Section 2.2, but not yet paid, and the pro rata portion of any Annual Bonus based on achievement of the specific corporate and individual performance targets established for the fiscal year in which the termination occurs. Executive will receive payment(s) for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment and health insurance benefits will be continued through payment of Executive’s COBRA health insurance premiums by the Company over the Severance Period.

(c) Termination for Cause. If Executive’s employment is terminated for Cause, then Executive shall not be entitled to receive payment of any severance benefits. Executive will receive payment(s) for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment and Executive’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(d) Constructive Termination. “Constructive Termination” shall be deemed to occur if (i)(A) there is a material reduction or change in job duties, responsibilities and requirements inconsistent with Executive’s position with the Company and prior duties, responsibilities and requirements, provided that neither a mere change in title alone nor reassignment to a position that is substantially similar to the position held prior to the change in terms of job duties, responsibilities or requirements shall constitute a material reduction in job responsibilities; or (B) there is a reduction in Executive’s then-current base salary by at least twenty percent (20%), provided that an across-the-board reduction in the salary level of all other senior executives by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction; or (C) Executive refuses to relocate to a facility or location more than 50 miles from the Company’s current location; and (ii) within the thirty (30)-day period immediately following such event Executive elects to terminate her employment voluntarily.

(e) Termination by Reason of Death or Disability. In the event that Executive’s employment with the Company terminates as a result of Executive’s death or Disability (as defined in Section 3.4 below), Executive or

Executive’s estate or representative will receive all salary and unpaid vacation accrued as of the date of Executive’s death or Disability and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law. In addition, Executive’s estate or representative will receive the amount of Executive’s Initial and Annual Bonus for the fiscal year in which the death or Disability occurs to the extent that the Initial or Annual Bonus has been earned as of the date of Executive’s death or Disability, as determined by the Board of Directors or its Compensation Committee based on the specific corporate and individual performance targets established for such fiscal year.

3.3 Definition of Cause. For purposes of this Agreement, “Cause” for Executive’s termination will exist at any time after the happening of one or more of the following events:

(a) An action or omission of Executive which constitutes a willful and intentional material breach of this Agreement or the Confidentiality Agreement (defined below), including without limitation, Executive’s theft or other misappropriation of the Company’s proprietary information;

(b) Executive’s commitment of fraud, embezzlement, misappropriation of funds or breach of trust in connection with Executive’s employment; or

(c) Executive’s conviction of any crime which involves dishonesty or a breach of trust, or gross negligence in connection with the performance of the Executive’s duties.

3.4. Definition of Disability. For purposes of this Agreement “Disability” shall mean that Executive has been unable to perform her duties hereunder as the result of Executive’s incapacity due to physical or mental illness, and such inability, which continues for at least one hundred twenty (120) consecutive calendar days or one hundred fifty (150) calendar days during any consecutive twelve-month period, if shorter, after its commencement, is determined to be total and permanent by a physician selected by the Company and its insurers and acceptable to Executive or to Executive’s legal representative (with such agreement on acceptability not to be unreasonably withheld).

IV. STOCK ACCELERATION

4.1 Accelerated Vesting. In addition to any other right of acceleration that may be provided pursuant to any stock option plan or agreement pursuant to which Executive has been granted options to purchase shares of Common Stock of the Company, if Executive’s employment is terminated due to an Involuntary Termination, the vesting of any unvested stock options and the lapsing of the Company’s repurchase right with respect to any shares of restricted stock held by Executive as of the date of Executive’s Involuntary Termination shall accelerate such that the options shall become vested and the repurchase right shall lapse as to an additional twelve (12) months; provided that if such Involuntary Termination occurs within twelve (12) months after a Change of Control (as defined below), then the vesting of all stock options and the lapse of the Company’s repurchase right with respect to all shares of restricted stock of the Company held by Executive shall be accelerated completely so that one hundred percent (100%) of the shares of common stock covered by the stock options are fully vested and exercisable and the Company’s repurchase right has lapsed with respect to all shares of restricted stock held by Executive.

4.2 Definition of Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events: (i) an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), or (ii) a sale of all or substantially all of the assets of the Company (collectively, a “Merger”), so long as in either case the Company’s stockholders of record immediately prior to such Merger will, immediately after such Merger, hold less than 50% of the voting power of the surviving or acquiring entity.

V. RESTRICTIVE COVENANTS

5.1 Confidentiality Agreement. Executive shall sign, or has signed the Company’s form of Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) substantially in the form attached hereto as Exhibit A. Executive hereby represents and warrants to the Company that she has complied with all obligations under the Confidentiality Agreement and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Executive’s employment relationship with the Company, including the noncompetition provisions of the Confidentiality Agreement.

VI. OTHER PROVISIONS

6.1 Limitation on Severance Benefits. In the event that any severance benefits provided for in this Agreement to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 6.1, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 3.2 shall be payable either:

(a) in full, or

(b) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits under Section 3.2 notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company or Executive otherwise agree in writing, any determination required under this Section 6.1 shall be made in writing by independent public accountants appointed by Executive and reasonably acceptable to the Company (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6.1, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6.1. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.1.

6.2 Indemnification. The Company hereby agrees to indemnify and hold the Executive harmless, to the fullest extent permitted by law and as set forth in the Amended and Restated Certificate of Incorporation of the Company, from and against any expenses, including legal fees, and all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings to which the Executive is made, or threatened to be made, a party by reason of the fact the Executive is or was a director or officer of the Company.

6.3 Entire Agreement. This Agreement, the Confidentiality Agreement and any agreement pertaining to Executive’s stock options or shares of restricted stock contain the entire agreement and understanding of the parties with respect to Executive’s employment by the Company and compensation payable to Executive by the Company and supersede all prior understandings, agreements and discussions. This Agreement may only be amended or modified by a written instrument executed by Executive and the Chief Executive Officer of the Company pursuant to authorization by the Compensation Committee.

6.4 Notices. Any and all notices permitted or required to be given under this Agreement must be in writing. Notices will be deemed given (i) on the first business day after having been sent by commercial overnight courier with written verification of receipt, or (ii) on the third business day after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid, whichever occurs first, at the address set forth below or at any new address, notice of which will have been given in accordance with this Section 6.4:

If to the Company:	Seattle Genetics, Inc.
21823 30th Drive SE
Bothell, WA 98021
Attn: General Counsel

If to Executive:	Pamela A. Trail
c/o Seattle Genetics, Inc.
21823 30th Drive SE
Bothell, WA 98021

6.5 Non-Waiver. Failure to enforce at any time any of the provisions of this Agreement shall not be interpreted to be a waiver of such provisions or to affect either the validity of this Agreement or the right of either party thereafter to enforce each and every provision of this Agreement.

6.6 Separability. If one or more provisions of this Agreement is finally determined to be invalid or unenforceable, such provision will not affect or impair the other provisions of this Agreement, all of which will continue to be in effect and will be enforceable, provided, however, that any such invalid provisions shall, to the extent possible, be reformed so as to implement insofar as practicable the intentions of the parties.

6.7 Term. The employment of Executive under this Agreement shall be for an unspecified term. The Company and Executive acknowledge and agree that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, and with or without notice. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages award or compensation other than as provided in this Agreement.

6.8 Law. This Agreement shall be interpreted in accordance with the laws of the State of Washington.

6.9 No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Executive may receive from any other source.

6.10 Legal Fees. In the event either party breaches this Agreement, the nonbreaching party shall be entitled to recover from the breaching party any and all damages, costs and expenses, including without limitation, attorneys’ fees and court costs, incurred by the nonbreaching party as a result of the breach.

6.11 Counterparts. This Agreement may be executed in counterparts which when taken together will constitute one instrument. Any copy of this Agreement with the original signatures of all parties appended will constitute an original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

SEATTLE GENETICS, INC.

By:	/S/ CLAY B. SIEGALL
Name:	Clay B. Siegall
Title:	President and CEO

EXECUTIVE

/S/ PAMELA A. TRAIL
Pamela A. Trail